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                           July 13, 2023

       Reese Kurtenbach
       Chief Executive Officer
       DAKTRONICS INC /SD/
       201 Daktronics Drive
       Brookings, SD 57006

                                                        Re: DAKTRONICS INC /SD/
                                                            Registration
Statement on Form S-3
                                                            Filed on July 12,
2023
                                                            File No. 333-273216

       Dear Reese Kurtenbach:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing